Exhibit 99.1

ARIAD Announces Long-Term Follow Up of Patients with Drug-Resistant CML Treated with Ponatinib in Phase 1 Trial

~ Continued improvement in anti-leukemic activity and response rates over time

~ Long-term responses to ponatinib persist

ESTORIL, Portugal & CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 26, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced long-term results of the Phase 1 study of its investigational pan-BCR-ABL inhibitor, ponatinib, in heavily pretreated patients with resistant and refractory chronic myeloid leukemia (CML) and Philadelphia-positive acute lymphoblastic leukemia (Ph+ ALL). With the trial fully enrolled and all patients evaluable, 72% of chronic-phase CML patients treated with ponatinib achieved a major cytogenetic response (MCyR), including 92% of patients who also had a T315I mutation. Since the last data update from the trial was presented in December, 2010, all chronic-phase CML patients who achieved a MCyR remain in response with no signs of resistance.

These data were presented at the international Chronic Myeloid Leukemia foundation (iCMLf) conference sponsored by the European Society of Hematology (ESH) at its 13th Annual Meeting held in Estoril, Portugal on Saturday, September 24, 2011.

“These new data provide further clinical evidence of the striking anti-leukemic activity of ponatinib in a larger number of patients. The response rates to ponatinib continue to improve over time and, importantly, have been shown to be durable in this heavily pretreated patient group that has failed multiple prior therapies for CML,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center. “It should also be noted that the response rate is higher in patients who have received fewer prior therapies. This suggests that there is great potential for ponatinib to be explored in patients earlier in the course of their disease.”

Updated Results Presented at iCMLf

Note: presentation slides on the updated ponatinib data can be found on the investor page of www.ariad.com.

  Trial Design
    Data on 81 patients in seven dosing cohorts (2 to 60 mg administered orally once daily) were reported at the iCMLf conference, with all patients in the trial now evaluable. Sixty-five of the patients have resistant and refractory CML or Ph+ ALL. Twelve patients have acute myeloid leukemia, and four patients have other blood cancers.
    Ninety-four percent of the CML and Ph+ALL patients were resistant to at least two of the available tyrosine kinase inhibitors for CML and Ph+ ALL. Sixty-three percent of the patients received three or more tyrosine kinase inhibitors prior to enrolling in the trial.
  Chronic-phase CML patients evaluable for cytogenetic and hematologic response (N=43)
    Across all dose levels in the trial, 72% (31 of 43) of the chronic-phase CML patients achieved a MCyR, with 63% achieving a complete cytogenetic response (CCyR). The median follow up of the chronic-phase CML patients is 511 days (17 months). MCyR is the primary end-point in chronic-phase CML patients in the pivotal Phase 2 PACE trial of ponatinib.
    Of the 19 CML patients with the T315I mutation, 12 have chronic-phase disease, and 92% (11 of 12) of these patients achieved a MCyR. The MCyR rate in chronic-phase patients without the T315I mutation was 65% (20 of 31).
    Robust molecular responses continue to be achieved. Forty-four percent (19 of 43) of chronic-phase patients achieved a major molecular response (MMR), and all 19 of these patients remain on study.
  Durability of response –  median duration on ponatinib treatment not yet reached
    With longer follow-up now available, responses on ponatinib continue to persist. Of the 31 chronic-phase CML patients who achieved MCyR, 29 remain on treatment with MCyR. No treatment discontinuation or loss of MCyR among chronic-phase patients has occurred since the last data update in December, 2010, and duration of response ranges from 58 to 820 days (over two years). The median duration of ponatinib response has not yet been reached.
    Duration of anti-leukemic response and MMR rates are secondary end-points in the pivotal Phase 2 PACE trial.
  Response maturation over time
    Among chronic-phase patients, both major and complete cytogenetic responses rates, along with major molecular response rate, improved over time.
    The MCyR rate by three months in resistant patients (excluding those with the T315I mutation) was 45%; this increased to 48% by six months and 61% by 12 months. In the resistant patients with the T315I mutation, the MCyR rate was 73% by 3 months; this increased to 82% by 6 months and 91% by 12 months. MCyR is the primary endpoint for chronic-phase patients in the pivotal Phase 2 PACE trial.
    CCyR rates also improved from 33% by three months to 50% by six months and 60% by twelve months.
    Furthermore, MMR rates improved from 9% by three months and 28% by six months to 37% by twelve months.
  Accelerated or blast phase CML or Ph+ ALL patients evaluable for response (N=22)
    Forty-one percent (9 of 22) of advanced-phase patients achieved a major hematologic response (MHR). MHR is the primary end-point in accelerated or blast-phase CML or Ph+ ALL patients in the pivotal Phase 2 PACE trial.
    Thirty-two percent (7 of 22) had a MCyR (including three in CCyR).
  Safety profile (N=81)
    There have been no new significant safety findings on ponatinib in this trial. Ponatinib continues to be well tolerated at therapeutic dose levels, including the 45 mg per day dose currently being used in the pivotal Phase 2 PACE trial.
    The most common adverse events considered related to ponatinib included low-platelet count (in 27% of patients), rash (30%), arthralgia (16%), and headache (15%). Elevated serum enzymes, nausea, fatigue and myalgia were observed less frequently. These effects were mostly grade 1 or 2 and well tolerated by patients. The incidence of pancreatitis was 12%. Pancreatitis was previously determined to be the dose-limiting toxicity that occurred mostly in patients at the 60 mg per day dose.

“These results reaffirm sustained durable responses to ponatinib with median time on ponatinib treatment still not reached among chronic-phase patients, as well as response rates that are remarkable in this refractory patient population,” said Frank G. Haluska, M.D., Ph.D., vice president and chief medical officer of ARIAD.“Importantly, the data show no new significant safety findings on ponatinib and provide further evidence that ponatinib continues to be well tolerated across therapeutic dose levels including at the 45 mg dose being studied in the pivotal PACE trial,” added Dr. Haluska.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com. This press release contains“forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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